Exhibit 99.1

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.284.6206

Cell Therapeutics Closes Italian Facility, Reduces Headcount and Expects to Cut $14 Million in Operating Expenses

Reaches severance agreement with unions

May 15, 2009—Seattle—Cell Therapeutics, Inc. (CTI) (NASDAQ and MTA: CTIC) announced today that, as previously discussed in a press release on February 27, 2009, it is closing its Bresso, Italy operations and has reached agreement with the employee union on a severance package. The agreement relates to a reduction of CTI’s total headcount in Italy by 56 positions in the immediate months, and is expected to save CTI approximately $14 million in annual operating expenses moving forward. The Bresso facility was used for pre-clinical research and was underutilized due to CTI’s focused business model on late stage development and commercialization.

CTI will continue to assist in searching for career opportunities for the Bresso employees. CTI also continues to support the employee’s efforts to establish a local management buy-out for the facility but the closure of the facility and operations will start May 18, 2009.

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.CellTherapeutics.com.

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This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results. Specifically, the risks and uncertainties that could affect the development of products include risks associated with preclinical and clinical developments in the biopharmaceutical industry in general, determinations by regulatory, patent and administrative governmental authorities, competitive factors, technological developments, costs of developing, CTI’s ability to continue to raise capital as needed to fund its operation, CTI’s reduction in annual operating expenses may be less than projected and the risk factors listed or described from time to time in CTI’s filings with the Securities and Exchange Commission including, without limitation, CTI’s most recent filings on Forms 10-K, 10-Q, and 8-K. Except as may be required by law, CTI does not intend to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

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Media Contact:

Dan Eramian

T: 206.272.4343

C: 206.854.1200

E: media@ctiseattle.com

www.CellTherapeutics.com/press_room

Investors Contact:

Ed Bell

T: 206.282.7100

Lindsey Jesch

T: 206.272.4347

F: 206.272.4434

E: invest@ctiseattle.com

www.CellTherapeutics.com/investors